Exhibit 99.1
News Release

Steve Berkowitz Named Chief Executive Officer of Ask Jeeves, Inc.

President of Ask Jeeves Appointed to Lead Next Phase of Company Growth;
Battle Named Executive Chairman of the Board

EMERYVILLE, Calif., Nov 3, 2003 — Ask Jeeves, Inc. (Nasdaq: ASKJ), a provider of Web-wide search, announced today that Steve Berkowitz, current president of Ask Jeeves, has been appointed CEO of the Company, effective January 1, 2004. Berkowitz will succeed the current CEO, A. George “Skip” Battle who has been named Executive Chairman of Ask Jeeves’ Board of Directors, effective January 1, 2004. Battle will replace Garrett Gruener as Chairman. Gruener, a co-founder of Ask Jeeves, will continue to be an active board member.

As CEO, Berkowitz will continue Battle’s efforts to grow Ask Jeeves’ market share and enhance its search technology assets. Berkowitz has played an integral role in the turnaround and growth of Ask Jeeves since he joined the Company in 2001. Berkowitz’s accomplishments include the strategic acquisition of Teoma, Inc. in September 2001, and its successful integration into Ask Jeeves. Teoma is the foundation of Ask Jeeves’ search technology capabilities and is heralded as one of the most sophisticated search technologies on the Web. Berkowitz also led the acquisition and integration of Ask Jeeves’ UK partnership into the Company in February of 2002.

Berkowitz applied his background in consumer behavior to revamp Ask.com, the Company’s flagship search site, to deliver a smarter, more intuitive search experience. These efforts have contributed to a steady increase in market share, while site traffic, user frequency, and monetization of search queries have grown to all-time highs.

“Steve understands the search marketplace better than anyone I know,” stated Battle. “This understanding, combined with his outstanding operational record, his knowledge of consumer behavior and his strong rapport with Ask Jeeves’ management team, makes Steve the ideal person to lead Ask Jeeves’ efforts to become one of the world’s leading information delivery platforms. I look forward to working closely with him in his new role and being an active part of Ask Jeeves’ next stage of growth.”

“Skip has been a guiding force in creating a strong foundation for Ask Jeeves and he will continue to be active in the strategic decisions and direction of the company, “said Berkowitz. “Under his helm, we have built a strong management team, redirected our product efforts to deliver world-class search sites and have achieved what we expect will be sustained profitability. I am excited by the opportunity to leverage his wisdom and advice as we continue to drive towards growing Ask Jeeves’ market share.”

Berkowitz was named President of Ask Jeeves in July 2003. From May 2001 to July 2003, Berkowitz served as president of Ask Jeeves Web Properties, a division that accounted for a majority of the Company’s revenue. From December 1999 to May 2001, Berkowitz was CEO of Intermap Systems, an on-line content provider focused on consumer healthcare information. Berkowitz previously served as the president and COO of IDG Books where he was responsible for supervising all company functions. He also served as CFO of IDG Books, leading the company’s initial public offering in 1998. During his tenure, IDG Book’s revenues grew from $30 million a year to more than $200 million. He was also responsible for helping expand the ‘Dummies’ series of book titles, growing it from a product line solely focused on technical computer support to a consumer brand that addresses diverse consumer interests. In addition, under his leadership, IDG acquired and integrated many companies, including such well-known brands as CliffNotes™, Frommer’s™ travel guides, J.K. Lasser’s™ tax guides and Betty

Crocker® cookbooks.

Ask Jeeves’ Board of Directors includes Skip Battle, Garrett Gruener, David Carlick, Joshua Goldman, James Kirsner and Geoffrey Yang. Berkowitz will join the Board of Directors on January 1, 2004. Battle, in his role as Executive Chairman, expects to remain involved in strategic planning, merger and acquisition activity, middle management training and external outreach.

Conference Call Scheduled for 11 a.m. Eastern time on November 3, 2003

Ask Jeeves will hold a conference call to discuss the promotion of Steve Berkowitz to CEO at 11 a.m. Eastern time on November 3, 2003. Investors can listen to the conference call on the Internet at www.ask.com/investor. To listen to the live call, dial 800-240-7305 for domestic callers and 303-262-2130 for international callers. Or, go to the Web site www.ask.com/investor at least fifteen minutes prior to the start time to download and install the necessary audio software. For those unable to listen to the live broadcast, a replay will be available beginning one hour after the conclusion of the call for a period of three months at www.ask.com/investor.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements. All statements regarding the future are forward-looking statements, including those statements regarding development of the Company’s search sites, expectations regarding the roles of Messrs. Battle, Berkowitz and Gruener in the future, the growth of market share, sustained profitability and advancement of technologies. The matters discussed in those statements are subject to risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: dependence on the Internet; dependence on a single third-party paid placement provider; risk associated with rapid technological change; slower spending environment for advertising sales; dependence on third parties for content; distribution or advertising delivery; lack of market acceptance of products; introduction of new products by competitors; declines in the average selling price of the Company’s products; and adverse economic conditions in any of the major countries or markets in which the Company does business. As a relatively short announcement, this press release cannot present a full discussion of such risks. Further information on risk factors that could affect the Company’s results is included in its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company encourages investors to read all the disclosure in its SEC filings for a broader discussion of important factors that may be material to investors and may affect the Company’s business, financial condition and results of operations.

About Ask Jeeves, Inc.

Ask Jeeves, Inc. is a provider of Web-wide search technologies, providing consumers with authoritative and fast ways to find relevant information to their everyday searches. Ask Jeeves deploys its search technologies on Ask Jeeves (Ask.com and Ask.co.uk), Teoma.com, and Ask Jeeves for Kids (AJKids.com). In addition, to its Web sites, Ask Jeeves syndicates its monetized search technology and advertising units to a network of affiliate partners. Ask Jeeves is based in Emeryville, California, with offices in New York, Boston, New Jersey, Los Angeles and London.

For more information, visit http://www.Ask.com or call 510-985-7400.

NOTE: Ask Jeeves, Ask.com and Teoma are registered trademarks of Ask Jeeves, Inc. All other company names or product names are trademarks or registered trademarks of their respective owners.

Contacts: Derrick Nueman, Investor Relations
510-985-7485
dnueman@askjeeves.com

Dotted Line Communications
Darcy Cobb
310-821-3246
darcy@dottedlinecomm.com

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